September 18, 1996


Eurowaste Management, Ltd.
Wiesbadener Strasse, 17A
D 12309 Berlin, Germany

      The following is intended to confirm our understanding wherein the undersigned being the repository of certain information, know-how and technology concerning the construction and management of waste-to-energy plants agrees to license said information, know-how and technology to Eurowaste Management, Ltd. on the following terms and conditions.

      The undersigned, Eurotech, Ltd. represents that is has assembled and developed certain proprietary information, formulae, proprietary technology, processes, papers and documents related to the planning, construction and operation of waste-to-energy plants. The undersigned has heretofore made this information available to you which you have reviewed and approved. In addition to the documentation heretofore made available to you, the undersigned agrees to provide operating and technical manuals as well as training facilities for personnel of each new plant and will consult to you in connection therewith at your request for a fee to be determined as such consultation is requested.

      In consideration that Eurowaste Management, Ltd. agrees to pay Eurotech, Ltd. the sum of $2,450,000 upon the initiation of construction of the first waste-to-energy plant in which Eurowaste Management, Ltd. is involved. In addition, Eurowaste Management, Ltd. agrees to pay Eurotech, Ltd. the sum of $425,000 upon the initiation of each and every waste-to-energy plant in which Eurowaste Management, Ltd. is involved.

      If the above accurately sets forth our understanding, please execute a copy hereof and return same to us at your earliest opportunity.

                                      Very truly yours,
                                      Eurotech, Ltd.


                                      By: /s/ [Illegible]
                                         --------------------------
                                         Chairman & CEO


Accepted and agreed this 18th day
of September 1996
Eurowaste Management, Ltd.


By: /s/ [Illegible]
   -------------------------------
President